Exhibit 5.1

Alan Hambelton

T: +1 206-452-8756

ahambelton@cooley.com

May 28, 2024

Cytokinetics, Incorporated

350 Oyster Point Boulevard

South San Francisco, California 94080

Ladies and Gentlemen:

We have acted as counsel to Cytokinetics, Incorporated, a Delaware corporation (the “Company”), in connection with the offering by the Company of up to 11,274,510 shares of the Company’s common stock, par value $0.001 (the “Shares”), including up to 1,470,588 Shares that may be sold pursuant to the exercise of an option to purchase additional Shares, pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-268483) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares dated May 22, 2024 and filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

1700 SEVENTH AVENUE, SUITE 1900, SEATTLE, WA 98101-1355 PHONE: (206) 452-8700 FAX: (206) 452-8800 WWW.COOLEY.COM

May 28, 2024

Page Two

We consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP

By:	/s/ Alan Hambelton
Alan Hambelton

1700 SEVENTH AVENUE, SUITE 1900, SEATTLE, WA 98101-1355 PHONE: (206) 452-8700 FAX: (206) 452-8800 WWW.COOLEY.COM